United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

       Date of Report (Date of earliest event reported) : January 23, 2003




                                   WICKES INC.
                                   -----------
             (Exact name of registrant as specified in its charter)

        Delaware                    1-14967                   36-3554758
        --------                   ----------                 ----------
 (State of Incorporation)     (Commission File No.)         (IRS Employer
                                                          Identification No.)

             706 North Deerpath Drive, Vernon Hills, Illinois 60061
             ------------------------------------------------------
                    (Address of principal executive offices)
                                 (847) 367-3400
                                 --------------
              (Registrant's telephone number, including area code)



Item 5. Other Events:
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                                                                     WICKES INC.
                                                        706 NORTH DEERPATH DRIVE
                                                          VERNON HILLS, IL 60061
                                                                    NASDAQ: WIKS


AT THE COMPANY:
Jim Hopwood
Chief Financial Officer
(847) 367-3552


FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 23, 2003


                       WICKES INC. EXTENDS EXCHANGE OFFER


Vernon Hills, IL, January 23, 2003 - Wickes Inc. (NASDAQSC: WIKS), a leading distributor of building materials and manufacturer of value-added building components, announced today that the expiration date for its offer to exchange an equal principal amount of its new Senior Secured Notes due July 29, 2005, for any and all of its outstanding 11 5/8 percent Senior Subordinated Notes due December 15, 2003 has been extended to 5:00 p.m., New York City time, on Wednesday, February 19, 2003. Wickes will accept for exchange any and all Subordinated Notes validly tendered and not withdrawn prior to the expiration date.

The closing of the Exchange Offer, however, is subject to the Company obtaining the consent of its senior lenders or the refinancing of its senior debt with a new senior lender who consents to the Exchange Offer. There can be no assurance that such consent or refinancing will be obtained, although discussions have commenced with a potential new senior lender to refinance the senior debt.

To date, Wickes has received tenders from holders of approximately 67 percent of the outstanding aggregate principal amount of Subordinated Notes. This amount includes tenders from the three largest holders, representing approximately 40 percent of the outstanding Subordinated Notes, who had previously agreed to exchange their notes pursuant to the Exchange Offer.

James A. Hopwood, chief financial officer, stated, "We are pleased that we have received tenders sufficient to amend the indenture governing the Subordinated Notes. We're working diligently to complete a refinancing of our senior credit facility over the next several weeks allowing us to close simultaneously on the exchange offer and a new revolving credit facility. Many of the bondholders I have spoken to recently appreciate the opportunity to improve the structure of their investment by exchanging their current bonds for a new security. I am hopeful that Wickes will have the opportunity to discuss these dynamics with the remaining bondholders in the near future."

This announcement constitutes neither an offer to sell nor a solicitation of an offer to buy the new Senior Secured Notes which are the subject of the Exchange Offer. Offers are made only by the Offering Memorandum, which can be obtained by calling D. F. King & Co., Inc., Wickes' Information Agent, at (800) 859-8508 (toll-free in the U.S.). In addition, holders of the Subordinated Notes may contact HSBC Bank USA, Wickes' Exchange Agent, at (718) 488-4475 (attn: Paulette
Shaw). The Exchange Agent and the Information Agent will answer all questions with respect to the Exchange Offer solely by reference to the terms of the Offering Memorandum. In addition, all questions with respect to the Exchange Offer may be directed to the Wickes Information Center at (847) 367-3414.

Wickes Inc. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, www.wickes.com, offers a full range of valuable services about the building materials and construction industry.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company's Form 10-K and other documents, which are on file with the Securities and Exchange Commission.